Exhibit 15.5

[CIES INTERNACIONAL LOGO]

CONSENT

We hereby consent to the use of information from our report “Beer Audit Report”, covering the period January 2003 to December 2006, for Cerveceria Boliviana Nacional S.A. (CBN), based on results from research carried out in 9 cities of Bolivia. At the present time, this study is monthly made in the cities of La Paz and El Alto, bimonthly in Santa Cruz and Cochabamba and twice a year in all other cities.

Market Audits analyze levels of beer and Maltas inventories, purchases, sales, prices, distribution and existence of advertising material on Retail Points and it provides information related to market share, distribution, Pop exhibit and the like.

Finally, we further consent to the use of our name, or the information we provide, or the incorporation of this consent into any registration statement that CBN may file.

La Paz, Bolivia. May 2007

/s/ Marcelo Mercado Lora

Marcelo Mercado Lora
General Manager

La Paz:	Edificio Multicentro Torre B Of. 601 - Av. Arce esq. Rosendo Gutierrez - Telfs. (591-2) 244 0909 - 244 3764 - Fax (591-2) 244 2592 - Casillia # 3816 - E-mail: cies@ciesinter.com

Santa Cruz:	Calie Lemoine # 282 entre Colon y Velasco - Telfs. (591-3) 339 0595- 339 0611 - Fax (591-3) 311 2953 - E-mail: ciesscz@ciesinter.com

Cochabamba:	Calle Lanza #0870 entre Oruro y La Paz - Telfs. (591-4) 452 4139 - Fax (5491-4) 452 3954 - E-mail: ciescbb@ciesinter.com